EverBank Financial Corp Announces First Quarter 2016 Financial Results

JACKSONVILLE, FL, April 27, 2016 - EverBank Financial Corp (NYSE: EVER) announced today its financial results for the first quarter ended March 31, 2016.
"We are pleased with our first quarter performance, which was driven by solid portfolio loan and deposit growth, lower noninterest expense, and strong credit quality," said Rob Clements, chairman and chief executive officer. "We continue to execute on strategic initiatives designed to improve efficiency and enhance the return profile of our franchise."
GAAP net income available to common shareholders was $25.4 million for the first quarter 2016, compared to $42.6 million for the fourth quarter 2015 and $11.7 million for the first quarter 2015. GAAP diluted earnings per share in the first quarter 2016 were $0.20 compared to $0.34 in the fourth quarter 2015 and $0.09 in the first quarter 2015. Adjusted net income available to common shareholders was $39.8 million for the first quarter 2016, compared to $42.9 million for the fourth quarter 2015 and $39.1 million for the first quarter 2015.1 Adjusted diluted earnings per common share were $0.32 in the first quarter 2016 compared to $0.34 in the fourth quarter 2015 and $0.31 in the first quarter 2015.1
"Residential and commercial loan sales increased during the quarter driven by strong demand for the high quality loans we originate", said Blake Wilson, president and chief operating officer. "We are pleased with our continued robust deposit growth which reflects the strength of our banking franchise."
First Quarter 2016 Key Highlights

•	Total assets of $26.6 billion, an increase of 14% year over year.

•	Portfolio loans held for investment (HFI) of $22.8 billion, an increase of 23% year over year.

•	Total deposits of $19.0 billion, an increase of 18% year over year.

•	Adjusted return on average equity (ROE)[1] of 9.3% for the quarter. GAAP ROE of 6.0%.

•	Tangible common equity per common share was $13.23 at March 31, 2016, an increase of 5% year over year.[1]

•	Adjusted non-performing assets to total assets[1] of 0.53% at March 31, 2016. Annualized net charge-offs to average total loans and leases held for investment of 0.07% for the quarter.

•	Consolidated common equity Tier 1 capital ratio of 9.9% and bank Tier 1 leverage ratio of 8.2% at March 31, 2016.

•	Increased our consolidated Tier 2 capital during the quarter through the issuance of $90 million of 6.00% Fixed to Floating Rate Subordinated Notes due 2026.

1 A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

Balance Sheet
Total assets were $26.6 billion at March 31, 2016, flat compared to the prior quarter and an increase of $3.3 billion, or 14%, year over year. Compared to the prior quarter, investment securities balances declined $84 million, or 9%, to $840 million, loans held for sale (HFS) declined $372 million, or 25%, to $1.1 billion and loans HFI increased $529 million, or 2%, to $22.8 billion.
Portfolio Loans HFI
The following table presents total portfolio loans and leases HFI by product type:

($ in millions)	Mar 31, 2016	Dec 31, 2015	Mar 31, 2015	% Change (Q/Q)	% Change (Y/Y)
Consumer Banking:
Residential loans	$7,254	$7,502	$6,265	(3)%	16%
Government insured pool buyouts	4,396	4,215	3,514	4%	25%
Total residential mortgages	11,650	11,717	9,779	(1)%	19%
Home equity lines and other	918	502	175	83%	423%
Total Consumer Banking	12,568	12,219	9,955	3%	26%

Commercial Banking:
Commercial real estate and other commercial	3,884	3,955	3,550	(2)%	9%
Mortgage warehouse finance	2,603	2,373	2,103	10%	24%
Lender finance	1,300	1,280	852	2%	53%
Commercial and commercial real estate	7,787	7,608	6,505	2%	20%
Equipment financing receivables	2,401	2,401	2,074	—%	16%
Total Commercial Banking	10,188	10,009	8,579	2%	19%

Total Loans HFI	$22,756	$22,227	$18,534	2%	23%

Total consumer banking loans HFI increased $349 million, or 3%, compared to the prior quarter and increased $2.6 billion, or 26%, year over year to $12.6 billion. Total residential mortgages decreased $67 million, or 1%, compared to the prior quarter to $11.7 billion driven by sales of longer duration residential loans partially offset by growth in government insured pool buyout loans. Home equity lines and other increased $416 million, or 83%, compared to the prior quarter to $918 million. Total jumbo loans sold were $981 million in the first quarter 2016, an increase of $370 million, compared to $612 million in the prior quarter.
Total commercial banking loans and leases HFI increased $179 million, or 2%, compared to the prior quarter and $1.6 billion, or 19%, year over year to $10.2 billion. Mortgage warehouse finance increased $230 million, or 10%, compared to the prior quarter to $2.6 billion, lender finance increased $20 million, or 2%, to $1.3 billion, equipment financing receivables were unchanged at $2.4 billion and commercial real estate and other commercial loans decreased $71 million, or 2%, to $3.9 billion. Total commercial loans and leases sold were $278 million in the first quarter 2016, an increase of $159 million compared to $119 million in the prior quarter.

1 A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

Loan Origination Activities
The following table presents total organic loan and lease origination information by product type:

($ in millions)	Mar 31, 2016	Dec 31, 2015	Mar 31, 2015	% Change (Q/Q)	% Change (Y/Y)
Consumer originations
Conventional loans	$1,073	$1,007	$1,065	7%	1%
Prime jumbo loans	725	1,074	1,301	(32)%	(44)%
	1,797	2,081	2,366	(14)%	(24)%
Commercial originations
Commercial and commercial real estate	365	769	480	(53)%	(24)%
Equipment financing receivables	300	420	223	(29)%	34%
	665	1,189	704	(44)%	(6)%
Total originations	$2,462	$3,270	$3,070	(25)%	(20)%

Total originations were $2.5 billion for the first quarter of 2016, a decrease of 25% compared to the prior quarter and 20% year over year. Consumer originations were $1.8 billion for the first quarter 2016, a decrease of 14% compared to the prior quarter and 24% year over year. Commercial originations were $665 million for the first quarter of 2016, a decrease of 44% compared to the seasonally strong fourth quarter and 6% year over year. Retained originations were $1.4 billion for the first quarter 2016, a 37% decrease compared to the prior quarter and 17% year over year.

Deposits and Other Funding
The following table presents total deposit balances by account type and segment:

($ in millions)	Mar 31, 2016	Dec 31, 2015	Mar 31, 2015	% Change (Q/Q)	% Change (Y/Y)
Noninterest-bearing demand	$1,499	$1,141	$1,213	31%	24%
Interest-bearing demand	3,695	3,709	3,675	—%	1%
Savings and money market accounts, excluding market-based	6,893	6,339	5,137	9%	34%
Global market-based accounts	712	717	779	(1)%	(9)%
Time, excluding market-based	6,198	6,336	5,272	(2)%	18%
Total deposits	$18,996	$18,242	$16,077	4%	18%

Consumer deposits	$14,685	$14,054	$12,865	4%	14%
Commercial deposits	4,311	4,188	3,211	3%	34%
Total deposits	$18,996	$18,242	$16,077	4%	18%

Total deposits were $19.0 billion at March 31, 2016, an increase of $754 million, or 4% compared to the prior quarter and an increase of $2.9 billion, or 18%, year over year. Consumer deposits were $14.7 billion, an increase of 4% compared to the prior quarter and 14% year over year. Commercial deposits were $4.3 billion, an increase of 3% compared to the prior quarter and 34% year over year.

1 A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

Total other borrowings were $5.1 billion at March 31, 2016, a decrease of 12% compared to $5.9 billion in the prior quarter and a decrease of 1% compared to $5.2 billion at March 31, 2015.
Capital Strength
Total shareholders' equity was $1.9 billion at March 31, 2016, a decrease of 1% compared to the prior quarter and an increase of 6% year over year. As of March 31, 2016, our consolidated common equity Tier 1 capital ratio was 9.9% and the bank’s Tier 1 leverage and total risk-based capital ratios were 8.2% and 12.9%, respectively. As a result, the bank is considered "well-capitalized" under all applicable regulatory guidelines. Our estimate of the fully phased-in Basel III consolidated common equity Tier 1 capital ratio was between 9.50% and 9.75%.
Credit Quality
Adjusted non-performing assets1 were 0.53% of total assets at March 31, 2016, compared to 0.53% for the prior quarter and 0.40% at March 31, 2015. Net charge-offs during the first quarter of 2016 were $4 million, unchanged compared to the prior quarter and a decrease of $3 million year over year. On an annualized basis, net charge-offs were 0.07% of total average loans and leases held for investment for the quarter, compared to 0.07% for the prior quarter and 0.16% for the first quarter of 2015.
Income Statement Highlights
Revenue
Revenue for the first quarter of 2016 was $204 million, a decrease of $29 million, or 13%, compared to $233 million in the fourth quarter of 2015. Excluding the change in valuation allowance on our mortgage servicing rights (MSR), revenue would have been $226 million in the first quarter, a decrease of 3% compared to the prior quarter.
Net Interest Income
Net interest income was $174 million for the first quarter of 2016, a decrease of $1 million, or 1%, compared to the prior quarter. Average interest-earning assets increased $798 million, or 3%, compared to the prior quarter driven primarily by a $783 million, or 4%, increase in average loans and leases HFI. Total average interest-bearing liabilities increased $891 million, or 4%, compared to the prior quarter driven by a $958 million, or 6%, increase in average interest-bearing deposits, partially offset by lower average borrowings.
Net interest margin decreased to 2.82% for the first quarter of 2016 from 2.90% in the fourth quarter of 2015, driven by a 0.05% decline in the interest-earning asset yield to 3.85% and a 0.06% increase in the average cost of total interest-bearing liabilities to 1.14%.
Noninterest Income
Noninterest income for the first quarter of 2016 was $30 million, a decrease of $28 million, or 49%, compared to the prior quarter driven by lower levels of net loan servicing income. Net loan servicing income decreased $26 million compared to the prior quarter to a loss of $14 million driven by the change in valuation allowance on our MSR, which included a $23 million impairment in the first quarter compared to a small recovery in the prior quarter. Excluding the impact of the valuation allowance, net loan servicing income for the first quarter would have been $9 million, a decrease of $3 million, or 26%, compared to the prior quarter.
Gain on sale of loans was $29 million, an increase of $4 million, or 16%, compared to the prior quarter, driven by higher agency funding activity, as well as higher levels of loans sold. Other income was $2 million, a decrease of $6 million, or 74%, compared to the prior quarter driven by lower prepayment activity on commercial loans serviced.

1 A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

Noninterest Expense
Noninterest expense for the first quarter of 2016 was $149 million, a decrease of $3 million, or 2%, compared to the prior quarter. Salaries, commissions and employee benefits were $92 million, an increase of $1 million, or 1%, compared to the prior quarter. General and administrative expense was $36 million, a decrease of $4 million, or 10%, compared to the prior quarter driven by lower legal and professional fees, credit-related expenses and advertising and marketing expense, partially offset by higher other expense.
EverBank's efficiency ratio in the first quarter of 2016 was 73%, compared to 66% in the prior quarter. Excluding the impact of MSR valuation allowance recovery or impairment, transaction and other non-recurring expenses, EverBank's adjusted efficiency ratio1 was 66% for the first quarter compared to 65% in prior quarter.
Dividends
On April 21, 2016, the Company's Board of Directors declared a quarterly cash dividend of $0.06 per common share, payable on May 20, 2016, to stockholders of record as of May 11, 2016. Also on April 21, 2016, the Company's Board of Directors declared a quarterly cash dividend of $421.875, payable on July 5, 2016, for each share of 6.75% Series A Non-Cumulative Perpetual Preferred Stock held as of June 20, 2016.
Conference Call and Webcast
The Company will host a conference call at 8:30 a.m. Eastern Time on Wednesday, April 27, 2016 to discuss its first quarter 2016 results. The dial-in number for the conference call is 1-855-209-8214 and the international dial-in number is 1-412-542-4103. A replay will be available following completion of the call and can be accessed by dialing 1-877-344-7529, or for international callers, 1-412-317-0088. The passcode for the replay is 10083715. The replay will be available through May 5, 2016. A live webcast of the conference call will also be available on the investor relations page of the Company's website at https://about.everbank/investors.
About EverBank Financial Corp
EverBank Financial Corp, through its wholly-owned subsidiary EverBank, provides a diverse range of financial products and services directly to clients nationwide through multiple business channels. Headquartered in Jacksonville, Florida, EverBank has $26.6 billion in assets and $19.0 billion in deposits as of March 31, 2016. With an emphasis on value, innovation and service, EverBank offers a broad selection of banking, lending and investing products to consumers and businesses nationwide. EverBank provides services to clients through the internet, over the phone, through the mail, at its Florida-based financial centers and at other business offices throughout the country. More information on EverBank can be found at https://about.everbank/investors.

Investor Contact
Scott Verlander
904.623.8455
Scott.Verlander@EverBank.com

Media Contact
Michael Cosgrove
904.623.2029
Michael.Cosgrove@EverBank.com

1 A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

Forward Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s asset growth and earnings, industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: deterioration of general business and economic conditions, including the real estate and financial markets, in the United States and in the geographic regions and communities we serve; risks related to liquidity; our capital and liquidity requirements (including under regulatory capital standards, such as Basel III capital standards) and our ability to generate or raise capital; changes in interest rates that affect the pricing of our financial products, the demand for our financial services and the valuation of our financial assets and liabilities, mortgage servicing rights and mortgages held for sale; risk of higher loan and lease charge-offs; legislative or regulatory actions affecting or concerning mortgage loan modification and refinancing and foreclosure; our ability to comply with any supervisory actions to which we are or become subject as a result of examination by our regulators; concentration of our commercial real estate loan portfolio; higher than normal delinquency and default rates; our ability to comply with the amended consent order and the terms and conditions of our settlement of the Independent Foreclosure Review; concentration of mass-affluent clients and jumbo mortgages; hedging strategies; the effectiveness of our derivatives to manage interest rate risk; delinquencies on our equipment leases and reductions in the resale value of leased equipment; increases in loan repurchase requests and our reserves for loan repurchases; changes in currency exchange rates or other political or economic changes in certain foreign countries; loss of key personnel; fraudulent and negligent acts by loan applicants, mortgage brokers, mortgage warehouse finance customers, other vendors and our employees; changes in and compliance with laws and regulations that govern our operations; failure to establish and maintain effective internal controls and procedures; effects of changes in existing U.S. government or government-sponsored mortgage programs; changes in laws and regulations that may restrict our ability to originate or increase our risk of liability with respect to certain mortgage loans; risks related to the approval and consummation of anticipated acquisitions and dispositions; risks related to the continuing integration of acquired businesses and any future acquisitions; environmental liabilities with respect to properties that we take title to upon foreclosure; fluctuations in our stock price; and the inability of our banking subsidiary to pay dividends.
For additional factors that could materially affect our financial results, please refer to EverBank Financial Corp’s filings with the Securities and Exchange Commission, including but not limited to, the risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company undertakes no obligation to revise these statements following the date of this news release, except as required by law.

1 A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

EverBank Financial Corp and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Dollars in thousands, except per share data)

	March 31, 2016	December 31, 2015
Assets
Cash and due from banks	$90,478	$55,300
Interest-bearing deposits in banks	510,167	527,151
Total cash and cash equivalents	600,645	582,451
Investment securities:
Available for sale, at fair value	504,769	555,019
Held to maturity (fair value of $105,791 and $105,448 as of March 31, 2016 and December 31, 2015, respectively)	101,305	103,746
Other investments	234,406	265,431
Total investment securities	840,480	924,196
Loans held for sale (includes $1,021,949 and $1,307,741 carried at fair value as of March 31, 2016 and December 31, 2015, respectively)	1,137,702	1,509,268
Loans and leases held for investment:
Loans and leases held for investment, net of unearned income	22,756,113	22,227,492
Allowance for loan and lease losses	(83,485)	(78,137)
Total loans and leases held for investment, net	22,672,628	22,149,355
Mortgage servicing rights (MSR), net	312,671	335,280
Premises and equipment, net	50,901	51,599
Other assets	1,026,372	1,048,877
Total Assets	$26,641,399	$26,601,026
Liabilities
Deposits:
Noninterest-bearing	$1,499,063	$1,141,357
Interest-bearing	17,497,414	17,100,685
Total deposits	18,996,477	18,242,042
Other borrowings	5,147,000	5,877,000
Trust preferred securities and subordinated notes payable	365,167	276,170
Accounts payable and accrued liabilities	276,852	337,493
Total Liabilities	24,785,496	24,732,705
Commitments and Contingencies
Shareholders’ Equity
Series A 6.75% Non-Cumulative Perpetual Preferred Stock, $0.01 par value (liquidation preference of $25,000 per share; 10,000,000 shares authorized; 6,000 issued and outstanding at March 31, 2016 and December 31, 2015)	150,000	150,000
Common Stock, $0.01 par value (500,000,000 shares authorized; 125,247,099 and 125,020,843 issued and outstanding at March 31, 2016 and December 31, 2015, respectively)	1,252	1,250
Additional paid-in capital	877,275	874,806
Retained earnings	924,165	906,278
Accumulated other comprehensive income (loss) (AOCI)	(96,789)	(64,013)
Total Shareholders’ Equity	1,855,903	1,868,321
Total Liabilities and Shareholders’ Equity	$26,641,399	$26,601,026

EverBank Financial Corp and Subsidiaries
Condensed Consolidated Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
Interest Income
Interest and fees on loans and leases	$231,059	$194,849
Interest and dividends on investment securities	7,404	8,022
Other interest income	396	160
Total Interest Income	238,859	203,031
Interest Expense
Deposits	39,090	29,764
Other borrowings	25,988	17,829
Total Interest Expense	65,078	47,593
Net Interest Income	173,781	155,438
Provision for Loan and Lease Losses	8,919	9,000
Net Interest Income after Provision for Loan and Lease Losses	164,862	146,438
Noninterest Income
Loan servicing fee income	23,441	34,132
Amortization of mortgage servicing rights	(14,731)	(20,299)
Recovery (impairment) of mortgage servicing rights	(22,542)	(43,352)
Net loan servicing income (loss)	(13,832)	(29,519)
Gain on sale of loans	28,751	42,623
Loan production revenue	5,260	5,387
Deposit fee income	3,102	4,050
Other lease income	4,367	4,080
Other	2,105	5,900
Total Noninterest Income	29,753	32,521
Noninterest Expense
Salaries, commissions and other employee benefits expense	91,640	91,986
Equipment expense	15,917	16,045
Occupancy expense	6,264	5,856
General and administrative expense	35,609	42,155
Total Noninterest Expense	149,430	156,042
Income before Provision for Income Taxes	45,185	22,917
Provision for Income Taxes	17,261	8,687
Net Income	$27,924	$14,230
Less: Net Income Allocated to Preferred Stock	(2,531)	(2,531)
Net Income Allocated to Common Shareholders	$25,393	$11,699
Basic Earnings Per Common Share	$0.20	$0.09
Diluted Earnings Per Common Share	$0.20	$0.09
Dividends Declared Per Common Share	$0.06	$0.04

Non-GAAP Financial Measures
This press release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Efficiency Ratio, Adjusted Return on Equity, Tangible Shareholders’ Equity, Tangible Common Shareholders' Equity, Tangible Common Equity Per Common Share, Tangible Assets and Adjusted Non-Performing Asset Ratio are non-GAAP financial measures. The Company’s management uses these measures to evaluate the underlying performance and efficiency of its operations. The Company’s management believes these non-GAAP measures provide meaningful additional information about the operating performance of the Company’s business and facilitate a meaningful comparison of our results in the current period to those in prior periods and future periods because these non-GAAP measures exclude certain items that may not be indicative of our core operating results and business outlook. In addition, the Company’s management believes that certain of these non-GAAP measures represent a consistent benchmark against which to evaluate the Company’s growth, profitability and capital position. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance, and not as a substitute for, the Company’s reported results. Moreover, the manner in which we calculate these measures may differ from that of other companies reporting non-GAAP measures with similar names.
In the tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated:

EverBank Financial Corp and Subsidiaries

Adjusted Net Income
	Three Months Ended
(dollars in thousands, except per share data)	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
Net income	$27,924	$45,146	$29,583	$41,567	$14,230
Transaction expense and non-recurring regulatory related expense, net of tax	(43)	(1,849)	(784)	3,745	1,498
Increase (decrease) in Bank of Florida non-accretable discount, net of tax	(14)	—	(51)	159	(967)
MSR impairment (recovery), net of tax	13,976	(55)	2,758	(9,751)	26,879
Restructuring cost, net of tax	438	2,219	(222)	10,667	—
Adjusted net income	$42,281	$45,461	$31,284	$46,387	$41,640
Adjusted net income allocated to preferred stock	2,531	2,531	2,532	2,531	2,531
Adjusted net income allocated to common shareholders	$39,750	$42,930	$28,752	$43,856	$39,109
Adjusted net earnings per common share, basic	$0.32	$0.34	$0.23	$0.35	$0.32
Adjusted net earnings per common share, diluted	$0.32	$0.34	$0.23	$0.35	$0.31
Weighted average common shares outstanding:
(units in thousands)
Basic	125,125	124,983	124,823	124,348	123,939
Diluted	126,045	126,980	127,099	126,523	126,037

Adjusted Efficiency Ratio
	Three Months Ended
(dollars in thousands)	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
Net interest income	$173,781	$175,040	$168,840	$169,025	$155,438
Noninterest income	29,753	57,850	41,195	83,814	32,521
Total revenue	203,534	232,890	210,035	252,839	187,959
Adjustment items (pre-tax):
MSR impairment (recovery)	22,542	(89)	4,450	(15,727)	43,352
Restructuring cost	—	160	—	96	—
Adjusted total revenue	$226,076	$232,961	$214,485	$237,208	$231,311

Noninterest expense	$149,430	$152,861	$151,506	$177,968	$156,042
Adjustment items (pre-tax):
Transaction expense and non-recurring regulatory related expense	69	2,981	1,264	(6,041)	(2,417)
Restructuring cost	(706)	(3,419)	360	(17,108)	—
Adjusted noninterest expense	$148,793	$152,423	$153,130	$154,819	$153,625

GAAP efficiency ratio	73%	66%	72%	70%	83%
Adjusted efficiency ratio	66%	65%	71%	65%	66%

EverBank Financial Corp and Subsidiaries

Regulatory Capital (bank level)
(dollars in thousands)			Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
Shareholders’ equity			$2,123,612	$2,050,456	$2,002,848	$2,000,597	$1,793,270
Less:	Goodwill and other intangibles		(47,401)	(47,143)	(47,198)	(47,253)	(47,442)
	Disallowed servicing asset		(8,618)	(17,719)	(26,699)	(31,625)	(46,302)
	Disallowed deferred tax asset		—	—	—	—	(659)
Add:	Accumulated losses on securities and cash flow hedges		95,611	62,887	71,202	47,179	68,225
Tier 1 capital		(A)	2,163,204	2,048,481	2,000,153	1,968,898	1,767,092
Add:	Allowance for loan and lease losses		84,134	78,789	72,653	67,196	62,846
Total regulatory capital		(B)	$2,247,338	$2,127,270	$2,072,806	$2,036,094	$1,829,938

Adjusted total assets		(C)	$26,232,737	$25,281,658	$24,428,171	$23,000,873	$21,732,119
Risk-weighted assets		(D)	17,362,622	17,133,084	16,336,138	15,464,920	14,822,821

Tier 1 leverage ratio		(A)/(C)	8.2%	8.1%	8.2%	8.6%	8.1%
Tier 1 risk-based capital ratio		(A)/(D)	12.5%	12.0%	12.2%	12.7%	11.9%
Total risk-based capital ratio		(B)/(D)	12.9%	12.4%	12.7%	13.2%	12.3%

Regulatory Capital (EFC consolidated)
(dollars in thousands)			Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
Shareholders’ equity			$1,855,903	$1,868,321	$1,822,869	$1,819,821	$1,757,812
Less:	Preferred stock		(150,000)	(150,000)	(150,000)	(150,000)	(150,000)
	Goodwill and other intangibles		(47,401)	(47,143)	(47,198)	(47,253)	(47,310)
	Disallowed servicing asset		(33,609)	(30,959)	(39,838)	(44,798)	(53,648)
	Disallowed deferred tax asset		—	—	—	—	(634)
Add:	Accumulated losses on securities and cash flow hedges		96,789	64,013	72,716	48,659	69,893
Common tier 1 capital		(E)	1,721,682	1,704,232	1,658,549	1,626,429	1,576,113
Add:	Preferred stock		150,000	150,000	150,000	150,000	150,000
Add:	Additional tier 1 capital (trust preferred securities)		103,750	103,750	103,750	103,750	103,750
Tier 1 capital		(F)	1,975,432	1,957,982	1,912,299	1,880,179	1,829,863
Add:	Subordinated notes payable		261,417	172,420	172,353	172,702	—
Add:	Allowance for loan and lease losses		84,134	78,789	72,653	67,196	62,846
Total regulatory capital		(G)	$2,320,983	$2,209,191	$2,157,305	$2,120,077	$1,892,709

Adjusted total assets		(H)	$26,220,573	$25,286,802	$24,429,012	$22,997,941	$21,738,727
Risk-weighted assets		(I)	17,349,099	17,131,756	16,327,166	15,454,736	14,819,123

Common equity tier 1 ratio		(E)/(I)	9.9%	9.9%	10.2%	10.5%	10.6%
Tier 1 leverage ratio		(F)/(H)	7.5%	7.7%	7.8%	8.2%	8.4%
Tier 1 risk-based capital ratio		(F)/(I)	11.4%	11.4%	11.7%	12.2%	12.3%
Total risk-based capital ratio		(G)/(I)	13.4%	12.9%	13.2%	13.7%	12.8%

EverBank Financial Corp and Subsidiaries

Tangible Equity, Tangible Common Equity, Tangible Common Equity Per Common Share and Tangible Assets
(dollars in thousands except share and per share amounts)	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
Shareholders’ equity	$1,855,903	$1,868,321	$1,822,869	$1,819,821	$1,757,812
Less:
Goodwill	46,859	46,859	46,859	46,859	46,859
Intangible assets	1,535	1,772	2,124	2,651	3,178
Tangible equity	1,807,509	1,819,690	1,773,886	1,770,311	1,707,775
Less:
Perpetual preferred stock	150,000	150,000	150,000	150,000	150,000
Tangible common equity	$1,657,509	$1,669,690	$1,623,886	$1,620,311	$1,557,775

Common shares outstanding at period end	125,247,099	125,020,843	124,954,523	124,611,940	124,133,375
Book value per common share	$13.62	$13.74	$13.39	$13.40	$12.95
Tangible common equity per common share	13.23	13.36	13.00	13.00	12.55

Total assets	$26,641,399	$26,601,026	$25,214,743	$24,120,491	$23,347,219
Less:
Goodwill	46,859	46,859	46,859	46,859	46,859
Intangible assets	1,535	1,772	2,124	2,651	3,178
Tangible assets	$26,593,005	$26,552,395	$25,165,760	$24,070,981	$23,297,182

Non-Performing Assets(1)
(dollars in thousands)	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
Non-accrual loans and leases:
Consumer Banking:
Residential mortgages	$28,644	$32,218	$27,322	$26,500	$24,840
Home equity lines and other	6,151	3,339	4,191	2,169	2,220
Commercial Banking:
Commercial and commercial real estate	66,945	71,913	78,801	48,082	37,025
Equipment financing receivables	26,676	17,407	13,661	12,417	10,775
Total non-accrual loans and leases	128,416	124,877	123,975	89,168	74,860
Accruing loans 90 days or more past due	—	—	—	—	—
Total non-performing loans (NPL)	128,416	124,877	123,975	89,168	74,860
Other real estate owned (OREO)	14,072	17,253	15,491	16,826	17,588
Total non-performing assets (NPA)	142,488	142,130	139,466	105,994	92,448
Troubled debt restructurings (TDR) less than 90 days past due	15,814	16,425	16,558	14,693	15,251
Total NPA and TDR(1)	$158,302	$158,555	$156,024	$120,687	$107,699

Total NPA and TDR	$158,302	$158,555	$156,024	$120,687	$107,699
Government insured 90 days or more past due still accruing	3,255,744	3,199,978	2,814,506	2,901,184	2,662,619
Loans accounted for under ASC 310-30:
90 days or more past due	4,858	5,148	4,871	4,571	5,165
Total regulatory NPA and TDR	$3,418,904	$3,363,681	$2,975,401	$3,026,442	$2,775,483
Adjusted credit quality ratios excluding government insured loans and loans accounted for under ASC 310-30: (1)
NPL to total loans	0.54%	0.53%	0.56%	0.42%	0.37%
NPA to total assets	0.53%	0.53%	0.55%	0.44%	0.40%
NPA and TDR to total assets	0.59%	0.60%	0.62%	0.50%	0.46%
Credit quality ratios including government insured loans and loans accounted for under ASC 310-30:
NPL to total loans	14.23%	14.08%	13.21%	14.14%	13.49%
NPA to total assets	12.77%	12.58%	11.73%	12.49%	11.82%
NPA and TDR to total assets	12.83%	12.64%	11.80%	12.55%	11.89%

(1)
We define non-performing assets, or NPA, as non-accrual loans, accruing loans past due 90 days or more and foreclosed property. Our NPA calculation excludes government insured pool buyout loans for which payment is insured by the government. We also exclude loans and foreclosed property accounted for under ASC 310-30 because we expect to fully collect the carrying value of such loans and foreclosed property.